Exhibit 12

Defiante Farmaceutica S.A.

Rua dos Ferreiros 260

Funchal – Madeira (Portugal) 9000-082

December 31, 2008

By Hand

Corporate Secretary

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900

Foster City, CA 94404

Dear Secretary,

Notice and Nomination

This notice by Defiante Farmaceutica S.A. (“Defiante”) of its decision, as a record owner of common stock, par value $0.001 per share (the “Common Stock”), of SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to propose the nomination of, and nominate, the individuals identified herein for election to the Board of Directors of the Company (the “Board”) at the next annual meeting of stockholders of the Company (including any adjournment or postponement thereof or any special meeting that may be called in lieu thereof, the “Annual Meeting”) is being delivered in accordance with the requirements (the “Nomination Requirements”) set forth in Section 2.15 of Article II of the Company’s Bylaws (as presently in effect, the “Bylaws”).  Please be advised that Defiante intends to nominate at the Annual Meeting, and hereby nominates, Messers. Roberto Camerini, Trevor Mervyn Jones, Gregg Lapointe, and Alberto Mantovani (each a “Nominee” and, collectively, the “Nominees”) for election to the Board.  Defiante reserves the right to nominate, substitute or add additional persons (a) in the event that the Company or the Board purports to increase the number of directorships on the Board so that we are able to nominate a director candidate for each additional directorship purportedly created, (b) if the Company announces or purports to make any changes to its Bylaws or announces or purports to take any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees or any additional nominee nominated pursuant to the preceding clause (a) and/or (c) in the event any of the Nominees is unable, or hereafter becomes unwilling, for any reason to serve as a director.  Additional nominations made pursuant to the preceding clauses (a) and/or (b) are without prejudice to Defiante’s position that any attempt to increase the size of the Board or disqualify any Nominee through amendments to the Bylaws constitutes unlawful manipulation of the Company’s corporate machinery and that the Bylaws fix the size of the Board at seven members.

Pursuant to the Nomination Requirements, Defiante (i) has set forth above its name and address, (ii) represents that it is a record holder of the Company’s Common Stock entitled to vote for the election of directors on the date hereof and intends to appear in person or by proxy at the meeting to nominate the Nominees as directors of the Company, (iii) has set forth below a description of all arrangements or understandings between it and each Nominee and any other person or persons pursuant to which the nomination or nominations are to be made by Defiante, (iv) has set forth on Appendix I the address of each Nominee and such other information regarding each Nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the Nominee been nominated, or intended to be nominated, by the Board, and (v) has attached hereto the consent of each of the Nominees to be named in a proxy statement and to serve as a director if so elected as Exhibits A-D, and such consents are incorporated herein by reference.  In addition, Defiante has determined, based on information provided to it by each Nominee, that each Nominee satisfies the director independence requirements of the Nasdaq Stock Market.

Furthermore, each of the nominees has provided, under separate cover on the date hereof, a directors’ and officers’ questionnaire containing information regarding the Nominees, and each Nominee will timely complete any such additional directors’ and officers’ questionnaire as reasonably requested by the Company.

Arrangements or Understandings

As set forth in a Schedule 13D filed on December 16, 2008, with the U.S. Securities and Exchange Commission by Defiante, Paolo Cavazza, Claudio Cavazza, Sigma-Tau Finanziaria S.p.A. (“Sigma-Tau”), Aptafin S.p.A. (“Aptafin”) and Chaumiere-Consultadoria e Servicos, Sociedade Unipessoal, LdA (“Chaumiere”) (each of Chaumiere, Aptafin, Defiante, Sigma-Tau, Claudio Cavazza and Paolo Cavazza, a  “Sigma-Tau Party” and, collectively, the “Sigma-Tau Parties”), Paolo Cavazza directly and indirectly owns 38% of Sigma-Tau. Claudio Cavazza directly and indirectly owns 57% of Sigma-Tau. Defiante is 58% directly owned by Sigma-Tau and 42% directly owned by Sigma-Tau’s wholly-owned subsidiary Sigma Tau International S.A. Aptafin is 100% directly and indirectly owned by Paolo Cavazza. Chaumiere is 100% indirectly owned by Aptafin through its wholly-owned subsidiary SINAF S.A.  The Sigma-Tau Parties originally acquired the 9,853,261 shares of the Company’s common stock to make an equity investment in the Company.  The Sigma-Tau Parties were considering the possibility of increasing their equity investment in the Company if arrangements for such an increase could be made with the approval of the Board. On December 11, 2008 representatives of the Sigma-Tau Parties met with representatives of the Company to discuss steps the Company might take to increase shareholder value. The representatives of the Sigma-Tau Parties also presented the possibility of the Sigma-Tau Parties making an additional equity investment in the Company in cooperation with the Board and having designees of the Sigma-Tau Parties added to the Board. No agreement or understanding was reached regarding either of these matters.  Thereafter the Sigma-Tau Parties decided to propose the Nominees and jointly agreed to have Defiante, as the Sigma-Tau Party with the greatest number of shares of Company common stock held of record, nominate the Nominees.

Each of the Nominees other than Dr. Mantovani has current business relationships with one or more of the Sigma-Tau Parties.  Dr. Camerini is an employee of Sigma-Tau

2

Industrie Farmaceutiche Riunite S.p.A., a wholly-owned subsidiary of Sigma-Tau.  Dr. Jones is a Director and consultant of Sigma-Tau.  Mr. Lapointe is the Chief Executive Officer of Sigma-Tau Pharmaceuticals, Inc., a wholly-owned indirect subsidiary of Sigma-Tau.

The information included herein represents the best knowledge of Defiante as of the date hereof.  Defiante reserves the right, in the event such information shall be or become inaccurate, to provide corrective information to the Company, although Defiante does not commit to update any information which may change from and after the date hereof.

If this notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of the Nominees at the annual meeting, or if any individual Nominee shall be unable to serve for any reason, this notice shall continue to be effective with respect to any replacement nominee who Defiante may select.

Defiante reserves the right to give further notice of additional nominations or business to be conducted at the annual meeting or any other meeting of the Company’s stockholders.

Lastly, Defiante hereby requests written notification from the Company of the following no later than Friday, January 2, 2009:

•                  Confirmation that the size of the Board is currently fixed at a total of 7 directorships, and that there are currently no vacancies on the Board;

•                  Confirmation that the Bylaws have not been amended since December 17, 2007; and

•                  Either confirmation that this letter complies with the notice requirements of Section 2.15 of the Bylaws respecting advance notice of nominations of directors by record stockholders or identification of any alleged defects in this letter that lead the Company to conclude that such notification requirements have not been complied with.

Please direct any questions regarding the information contained in this notice to Howard Shecter, Esq., Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, NY 10103, (212) 506-5155 (Telephone), (212) 506-5151 (Facsimile).

3

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed on the date first above written.

DEFIANTE FARMACEUTICA S.A.

By:	/s/ Raffaele Sanguigni
Name: Raffaele Sanguigni
Title: President

cc:	Friedhelm Blobel, Company Chief Executive Officer
Eric J. Hoechstetter, Company Director of Legal Affairs
Howard Clowes, Esq.
Edward Batts, Esq.
Stefano Marino

ANNEX I

Roberto Camerini, age 46, joined Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. in April 2000 and is Head of Clinical Research II - Worldwide Drug Development.  Dr. Camerini holds a degree in Medicine from the University of Rome “La Sapienza” and is certified as a Specialist in Liver and Metabolic Diseases.  Dr. Camerini’s business address is c/o Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., Via Pontina Km. 30,400 – 00040 Pomezia (Rome), Italy.

Trevor Mervyn Jones, age 66, holds a B Pharm degree in Medicine and a PhD in Pharmaceutics from London University.   Dr. Jones has served as a consultant to Sigma-Tau Pharmaceuticals, Inc. and Sigma-Tau Finanziaria S.p.A. since 2007.  Dr. Jones has served as Chairman of Synexus Ltd., People in Health Ltd., ReNeuron plc and BAC bv.  He has also served as a Director of Allergan Inc., Sigma-Tau Finanziaria S.p.A., NextPharma Technologies Ltd., Verona Pharma plc, Merlin Fund I LP, Merlin Fund II LP and Kinetique Ltd.  Dr. Jones has received honorary degrees from Athens University, Strathclyde University, Nottingham University, Bath University and Bradford University.  Dr. Jones’s business address is Woodhyrst House, 18 Friths Drive, Reigate, Surrey, UK RH20DS.

Gregg Lapointe, age 50, joined Sigma-Tau Pharmaceuticals, Inc. in September 2001 as Vice President of Finance.  In August 2002, he became Vice President of Operations, in November 2003, he was appointed Chief Operating Officer and in April 2008, he was elected Chief Executive Officer.  Mr. Lapointe holds a BA in Commerce from Concordia University in Montreal, Canada, a graduate diploma in Accountancy from McGill University in Montreal, Canada, and an MBA from Duke University—The Fuqua School of Business in Durham, North Carolina.  He also holds accounting certifications in the United States and Canada.  Mr. Lapointe has served as a Director of Questcor Pharmaceuticals, Inc. and the Pharmaceutical Research and Manufacturers of America (PhRMA).  Mr. Lapointe’s business address is c/o Sigma-Tau Pharmaceuticals, Inc., 9841 Washingtonian Blvd., Suite 500, Gaithersburg, MD 20878.

Alberto Mantovani, age 60, is a Full Professor of General Pathology at the University of Milan, where he joined the faculty in 2001.  Dr. Mantovani has also served as Scientific Director of the Istituto Clinico Humanitas and President of the Fondazione Humanitas per la Ricerca since 2005.  Dr. Mantovani received an MD degree from the University of Milan in 1973 and is certified as a Specialist in Oncology.  Dr. Mantovani’s business address is c/o Istituto Clinico Humanitas, Via Manzoni 56, 20089 Rozzano, Milano, Italy.

Exhibit A

CONSENT TO SERVE AS DIRECTOR

AND BE NAMED IN PROXY STATEMENT

I, Roberto Camerini, do hereby consent to serve as a Director of SciClone Pharmaceuticals, Inc., a Delaware corporation, if nominated and elected to serve, and to be named in any required proxy statement.

/s/ Roberto Camerini
Roberto Camerini

Exhibit B

CONSENT TO SERVE AS DIRECTOR

AND BE NAMED IN PROXY STATEMENT

I, Trevor Mervyn Jones, do hereby consent to serve as a Director of SciClone Pharmaceuticals, Inc., a Delaware corporation, if nominated and elected to serve, and to be named in any required proxy statement.

/s/ Trevor Mervyn Jones
Trevor Mervyn Jones

Exhibit C

CONSENT TO SERVE AS DIRECTOR

AND BE NAMED IN PROXY STATEMENT

I, Gregg Lapointe, do hereby consent to serve as a Director of SciClone Pharmaceuticals, Inc., a Delaware corporation, if nominated and elected to serve, and to be named in any required proxy statement.

/s/ Gregg Lapointe
Gregg Lapointe

Exhibit D

CONSENT TO SERVE AS DIRECTOR

AND BE NAMED IN PROXY STATEMENT

I, Alberto Mantovani, do hereby consent to serve as a Director of SciClone Pharmaceuticals, Inc., a Delaware corporation, if nominated and elected to serve, and to be named in any required proxy statement.

/s/ Alberto Mantovani
Alberto Mantovani